Exhibit 99.1

October 4, 2023

Dear valued PCT LTD stockholders,

We have received stockholder requests, specifically for information regarding PCT LTD’s current SEC filing status and financial information.

SEC Filing Status

Until PCT LTD’s 2022 10-K and subsequent 2023 10-Q financial statements can be audited, its SEC filing status will remain delinquent. Currently, the company is not in the financial position to pay the estimated $90,000 in audit and accounting fees for the 2022 10-K, nor the estimated $25,000 for each subsequent 2023 10-Q for a total of $165,000.

The company is utilizing funds to purchase parts to assemble equipment to sell and lease the equipment within the Oil & Gas and other industries, whereby generating revenue to begin the audit and accounting process and subsequent SEC report filings.

Unaudited and Unreviewed Consolidated Financial Information (000’s)

		1st Qtr	2nd Qtr	3rd Qtr	Total 2023
	FYE 2022	3/31/2023	6/30/2023	9/30/2023	To-Date

Revenue	$1,265	$625	$317	$348	$1,290

Operating Expenses	($3,357)	($400)	($226)	($271)	($897)

Other Income (net)	$1,845	($156)	$435	($122)	$157

Income (Loss) before income tax	($247)	$69	$526	($45)	$550

Art Abraham, PCT LTD’s Chief Financial Officer’s podcast will be uploaded to the pctl.com website on October 5th. Topics to be covered are:

•	21st Century Energy
o	Fluid producing equipment in Texas and Oklahoma
o	Sales / Project Manager
o	Fluid Sales / Orders
•	PCT Corporation
o	Cannabis industry
o	Sales of Equipment and parts
o	Government Contracts
o	R & D to create and develop fluid producing equipment suitable for:
▪	Hotels
▪	Correctional facilites
•	Items of interest affecting the 2023 financial statements:
o	Auctus Settlement Agreement – April 2023
o	Sale of the Healthcare division - May 2023
o	Major Debt reduction - May 2023

We appreciate all our stockholders’ support during this past year – and several years prior. We want you to know that we are committed to making PCT LTD one of the top companies in our industry. We have and will continue to strive to increase stockholder value by seeking new opportunities while continuing to strengthen our company as we take PCT LTD to new heights during the remainder of 2023 and beyond.